Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED TO SELL LOANS IN INVENTORY

SAN DIEGO, March 16, 2007 – Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that the Company has reached an agreement to sell substantially all of its loans held for sale that are currently funded out of its warehouse and repurchase credit facilities, asset-backed commercial paper facility, and its equity. The $2.7 billion of loans held for sale will be sold at a substantial discount in order to alleviate recent pressures from margin calls.

Terms of the sale include a holdback reserve of approximately $40 million to satisfy all future claims against the loans, including early payment defaults. Claims in excess of the holdback reserve will have no recourse against the Company. The sale is expected to be completed over the next couple of days.

The sale of its loans held for sale will provide additional liquidity to Accredited, thereby facilitating the Company’s efforts to continue its previously announced intention to explore various strategic options, including potentially raising additional capital. The Company estimates that this discounted loan sale will result in a pre-tax charge of approximately $150 million. Accredited will retain approximately $120 million of loans held for sale in its warehouse facilities, comprised mostly of loans originated since March 7, 2007.

The Company also will not file its Annual Report on Form 10-K by March 16, 2007 as previously announced on March 2, 2007. Accredited has determined that changes are required to the amount of goodwill established in its acquisition of Aames Investment Corporation (“Aames”) in the fourth quarter of 2006. The previous goodwill estimate was based on the market price of the Company’s common stock as of the closing date of the transaction, which was October 1, 2006. The Company has determined that the goodwill should have been established based on the market price of the Company’s common stock on the announcement date of the transaction of May 25, 2006, resulting in total goodwill of approximately $130 million. Further, Accredited has determined that the entire amount of goodwill established has been impaired and will be charged-off in the quarter ended December 31, 2006. This goodwill charge-off will not affect Accredited’s operations, tangible book equity, cash, or liquidity. In addition, the company is still evaluating whether the deferred tax assets acquired in the Aames acquisition are realizable.

While the sale of the loans held for sale has substantially reduced the Company’s debt outstanding in its warehouse and repurchases facilities, Accredited is continuing to seek waivers and extensions of waivers of certain financial and operating covenants, including waivers relating to required levels of net income and requirements to file the Form 10-K by March 16, 2007. There can be no assurance that the Company will be successful in receiving any of the required waivers.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any securities offered by the Company will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 relating to the Company’s proposed sale of loans, satisfaction of claims against loans, increase of liquidity, exploration of strategic options, receipt of an after-tax charge, retention of loans held for sale, late 10-K filing, accounting treatment of goodwill and deferred tax assets established in the Aames acquisition, and efforts to obtain waivers of certain financial and operating covenants under the Company’s warehouse and repurchase facilities. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to close the loan sale contemplated; the Company’s ability to achieve and/or maintain certain liquidity levels; claims against the Company regarding the loans sold; the Company’s ability to pursue strategic options, including potentially to raise additional capital; uncertainties regarding tax issues, loan value, and purchase accounting adjustments relating to the Company’s recently consummated acquisition of Aames; ability to receive waivers, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed with the Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects in its forward-looking statements.